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                        DOBI MEDICAL INTERNATIONAL, INC.
                            1200 MacArthur Boulevard
                            Mahwah, New Jersey 07430


                                                                December 9, 2003

To each Stockholder of DOBI Medical Systems, Inc.

Ladies and Gentlemen:

         Reference is made to the Agreement of Merger and Plan of Reorganization, dated as of December 8, 2003 (the "Merger Agreement"), by and among Lions Gate Investment Limited, a publicly-traded Nevada corporation ("Parent"), DOBI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and DOBI Medical Systems, Inc., a Delaware corporation (the "Company"), pursuant to which the Company's stockholders will receive shares of common stock, par value $.001 per share (the "Common Stock"), of Parent in connection with the merger of the Company with Acquisition (the "Merger") resulting in the Company becoming a wholly-owned subsidiary of Parent.

         As previously communicated to you by the Company, Parent hereby confirms the following:

         1. (a) Parent shall file a registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC") covering the resale of the shares of Common Stock on or around, but not before April 1, 2004. Parent shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the initial filing. Parent will maintain the effectiveness of the Registration Statement for two (2) years after the date of closing of the Merger; provided that, if at any time or from time to time after the date of effectiveness of the Registration Statement, Parent notifies you in writing of the existence of a Potential Material Event (as defined below), you shall not offer or sell any shares of Common Stock, or engage in any other transaction involving or relating to such shares, from the time of the giving of notice with respect to a Potential Material Event until Parent notifies you that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, further that, Parent may not suspend your right pursuant to this Section 1(a) for more than 90 days in the aggregate. "Potential Material Event" means the possession by Parent of material information regarding a potential transaction beneficial to Parent or its stockholders not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of Parent that disclosure of such information in the registration statement would be detrimental to the business and affairs of Parent.

                  (b) If Parent fails to (i) file the Registration Statement with the SEC prior to May 1, 2004, or (ii) subject to Section 1(a) and Section 1(c), maintain the effectiveness of the Registration Statement for two (2) years after the date of the closing of the Merger, Parent shall be obligated to issue to you additional shares of Common Stock computed as follows: on the first day that Parent has failed to file, or to maintain the effectiveness of, the Registration Statement, as the case may be (the "First Determination Date"), Parent shall determine the number of shares of Common Stock entitled to the benefit of the registration rights set forth in this Section 1(b) that are held by you (the "Subject Shares"). Within fifteen (15) days following the First Determination Date, Parent shall issue to the undersigned shares of Common Stock equal to 2% of the Subject Shares (the "Penalty Shares"). Penalty Shares shall also be issuable upon the expiration of each 30-day period following the First Determination Date during which Parent has continued to fail to obtain effectiveness of, or maintain effectiveness of, the Registration Statement, as the case may be (the expiration date of each such 30-day period being a "Subsequent


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Determination  Date").  The number of Penalty  Shares  issuable  following  each
Subsequent Determination Date shall be determined and issued in accordance with this Section on the same basis applicable to the First Determination Date; provided, however, that Penalty Shares previously issued to you shall be excluded from the calculation of Subject Shares. Notwithstanding the foregoing, Parent shall not be obligated to issue to you in respect of the Penalty Shares an aggregate number of shares of Common Stock greater than 12% of the Subject Shares held by you as of the first day of the last month in which payments in respect of the Penalty Shares are required to be made.

                  (c) The Company shall notify you at any time when a prospectus relating thereto is required to be delivered under the Securities Act of 1933, as amended (the "Securities Act"), upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At your request, Parent shall also prepare, file and furnish to you a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. You agree not to offer or sell any shares covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

                  (d) Parent may request you to furnish Parent such information with respect to yourself and your proposed distribution of shares of Common Stock pursuant to the Registration Statement as Parent may from time to time reasonably request in writing or as shall be required by law or by the SEC in connection therewith, and you agree to furnish Parent with such information.

         2. Until the Registration Statement has become effective under the Securities Act, each certificate representing the shares of Common Stock issued and all certificates and instruments issued in transfer thereof, shall be endorsed with the following restrictive legend:

               "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, ASSIGNED OR PLEDGED EXCEPT IF REGISTERED UNDER APPLICABLE STATE BLUE SKY OR SECURITIES LAWS OR ANY EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE."

         Upon the effectiveness of the Registration Statement, Parent shall, upon your request, issue to you a replacement certificate without such legend in exchange for any such legended certificate.

         3. (a) The provisions of Sections 3 through 8 hereof are applicable only with respect to (i) former holders of the Company's Series 1 Notes, Series 2 Notes and Class A Preferred Stock whose shares or notes were converted into Common Stock in the Merger, and (ii) 570,588 shares of Common Stock received by Lake Worth Ventures, Inc. in the Merger.

                  (b) Subject to subsection (d) below, if Parent shall, following the date of this letter, sell shares of Common Stock for a price per share less than $1.00 (the "Per Share Price"), then the Per


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Share Price shall be adjusted immediately  thereafter so that it shall equal the price determined by multiplying the Per Share Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the sale of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at the Per Share Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the sale of such additional shares. Whenever any adjustment is made pursuant to this Section 3(b), the number of shares of Common Stock issuable pursuant to the Merger Agreement shall be adjusted pursuant to Section 5 hereof, and such additional shares shall be delivered to you pursuant to
Section 7 hereof.

                  (c) Adjustments to the Per Share Price pursuant to this
Section 3 shall be made successively (but not cumulatively) whenever an issuance of shares triggering such an adjustment is made, subject to Section 8 hereof.

                  (d) Notwithstanding anything to the contrary in this Section 3, no adjustment to the Per Share Price shall be made pursuant to this Section 3 in the case of shares of Common Stock issued: (i) in connection with any dividend or distribution on, or subdivision, reclassification or combination of, the outstanding shares of Common Stock of Parent; (ii) upon the exercise of options granted to Parent's officers, directors, employees and consultants under a plan or plans adopted by Parent's Board of Directors and approved by its stockholders, if such shares would otherwise be included in this Section 3;
(iii) upon the exercise of stock options, warrants, convertible securities and convertible debentures outstanding as of the date hereof; (iv) to shareholders of any corporation which merges into Parent in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger; or (v) pursuant to any other anti-dilution provision affecting Parent securities.

         4. (a) Subject to Section 4(c), if Parent shall, following the date of this letter, issue any equity or debt securities convertible or exercisable into or exchangeable for Common Stock for a price per share of Common Stock initially deliverable upon conversion, exercise or exchange of such securities (determined as provided in Section 6 below) less than the Per Share Price, then the Per Share Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Per Share Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at the Per Share Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of Parent deliverable upon conversion or exercise of or in exchange for such securities at the initial conversion or exchange price or rate. Whenever any adjustment is made pursuant to this Section 4(a), the number of shares of Common Stock issuable pursuant to the Merger Agreement shall be adjusted pursuant to Section 5 hereof, and such additional shares shall be delivered to you pursuant to
Section 7 hereof.

                  (b) Adjustments to the Per Share Price pursuant to this
Section 4 shall be made successively (but not cumulatively) whenever an issuance of shares triggering such an adjustment is made, subject to Section 8 hereof.

                  (c) Notwithstanding anything to the contrary in this Section 4, no adjustment to the Per Share Price shall be made pursuant to this Section 4 in the case of Parent securities issued: (i) in transactions where Parent has fixed a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the Per Share Price on such record dates; (ii) in transactions where Parent has distributed to the holders of its Common


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Stock  evidences of its  indebtedness  or assets  (excluding  cash  dividends or
distributions   and  dividends  or  distributions  or  subscription   rights  or
warrants); or (iii) any of the transactions described in Section 3(c) hereof (with any reference in Section 3(c) to price or quantity of shares issued being understood, for purposes of this Section 4(c), to refer to the aggregate price or quantity, as applicable, of the shares of Common Stock into which such securities are convertible or exchangeable).

         5. Whenever the Per Share Price is adjusted pursuant to Sections 3 and 4 above, the number of shares of Common Stock issuable to you pursuant to the Merger Agreement shall simultaneously be adjusted by multiplying the number of shares of Common Stock issuable thereunder by the Per Share Price and dividing the product so obtained by the Per Share Price, as adjusted. The difference between the number of shares of Common Stock theretofore issued to you under the Merger Agreement and the number of shares issuable to you thereunder as so adjusted shall constitute additional shares of Common Stock which shall be issued to you hereunder.

         6. For purposes of any computation with respect to the consideration received pursuant to Sections 3 and 4 above, the following shall apply:

                  (a) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by Parent for any underwriting of the issue or otherwise in connection therewith;

                  (b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of Parent (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                  (c) in the case of the issuance of securities convertible or exercisable into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by Parent for the issuance of such securities plus the additional minimum consideration, if any, to be received by Parent upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in paragraphs (a) and (b) of this Section 6).

         7. Whenever the Per Share Price is adjusted as herein provided, Parent shall promptly, but no later than 10 days after any request for such an adjustment by you, cause a notice setting forth the adjusted Per Share Price, the adjusted number of shares of Common Stock issuable to you under the Merger Agreement, and the number of additional shares of Common Stock issuable to you hereunder, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to you at your last addresses appearing in the share register, and shall cause a certified copy thereof to be mailed to the Parent's transfer agent. Parent may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by Parent) to make any computation required hereunder, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment. Parent shall, within thirty (30) days after any anti-dilution adjustment hereunder, issue and deliver to you certificates evidencing the additional shares of Common Stock to be issued hereunder. All such shares shall be entitled to the registration rights provided in Sections 1 and 2 hereof.

         8. The provisions of Sections 3 through 8 hereof, shall terminate and be of no further force or effect on the date which is the earlier to occur of:
(i) June 9, 2005, which is eighteen (18) months following the completion of the Merger, or (ii) the completion of an equity financing subsequent to the


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date hereof in which the gross proceeds received by Parent are not less than
Five Million Dollars ($5,000,000).

          The Company confirms, by its execution hereof, that this letter has been duly authorized by its Board of Directors.

                           DOBI MEDICAL INTERNATIONAL, INC.
                          (Operating initially as Lions Gate Investment Limited)


                           By: /s/ Keith A. Ebert
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                              Name:  Keith A. Ebert
                              Title: Chief Financial Officer, Treasurer and
                                     Secretary